EXHIBIT 99

NEWS RELEASE
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FOR IMMEDIATE RELEASE             Contact: Mark F. Bradley, (740) 373-3155
---------------------                      President and COO, Peoples Bank
October 7, 2002


                    PEOPLES BANK COMPLETES MALTA ACQUISITION
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                   Drive-up ATM to be added in McConnelsville

         MARIETTA, Ohio - Peoples Bancorp Inc. (Nasdaq: PEBO) announced today that one of its subsidiaries, Peoples Bank, has completed its acquisition of a banking center in Malta, Ohio, from Century National Bank of Zanesville, Ohio. In the transaction completed at the close of business on October 4, Peoples acquired $6.6 million in deposits and $1.6 million in loans.
         "We look forward to serving the financial needs of our new clients," said Mark Bradley, President and Chief Operating Officer of Peoples Bank. "The integration teams on both sides did a great job completing the transition just 5 months from the date we first announced our intentions to increase Peoples' investment in Morgan County."
         As part of the acquisition, Peoples will add its 30th ATM to a growing network of electronic access for customers. Construction of the drive-up ATM has been completed, and Peoples expects the new ATM to be up and running in October.
         "For years we have considered adding an ATM for our Morgan County customers," added Bradley. "With the growth in checking accounts from the Malta acquisition, it made sense to enhance customer access and convenience with 24-hour banking through a Peoples' ATM. Our new and current customers will benefit from a combination of Peoples' friendly personal bankers at our McConnelsville office, the ATM on State Route 60, and our award-winning internet banking service with free billpay."
         Effective October 4, Peoples discontinued banking operations at the Malta office located at 50 West Third Street. "With the proximity of our McConnelsville office on South Kennebec Avenue, we think this is the best way to efficiently and effectively serve our customer base in Morgan County," continued Bradley. "The McConnelsville office has drive-in banking and off-street parking, which were factors in our decision."
         "For over 100 years Peoples Bank has focused on the needs of our clients and communities in which we live and serve," concluded Bradley. "We will continue to combine technology with personalized, speedy service through a wide array of products that include banking, insurance and investments."
         Peoples Bank is the lead subsidiary of Peoples Bancorp Inc., a diversified financial services company with $1.3 billion in assets. Peoples Bank makes available a complete line of banking, investment, insurance, and trust solutions through 45 financial service locations and 30 ATMs in the states of Ohio, West Virginia, and Kentucky. Peoples Bancorp's common shares are traded on the NASDAQ national market and in 2002, Peoples Bancorp was added as a member of the Russell 3000 index of US publicly traded companies. Learn more about Peoples or enroll in Peoples' internet banking product, at www.peoplesbancorp.com.

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